Exhibit 10.2

TARGET HOSPITALITY CORP.
2019 INCENTIVE AWARD PLAN
FORM OF RESTRICTED STOCK UNIT AGREEMENT FOR NON-EMPLOYEE DIRECTORS TERMINATION AGREEMENT
This Restricted Stock Unit Agreement for Non-Employee Directors Termination Agreement (this “Agreement”), dated effective as of the  day of , 2020 (the “Effective Date”), is entered into by and between Target Hospitality Corp., a Delaware corporation (the “Company”), and ______________ (the “Participant”).
Recitals
WHEREAS, the Target Hospitality Corp. 2019 Incentive Award Plan (the “Plan”) permits the Company to award Restricted Stock Units to its employees and non-employee directors;
WHEREAS, the Board of Directors of the Company (the “Board”) previously elected to reduce non-employee director fees and to instead issue an award of Restricted Stock Units (the “RSUs”), which RSUs are subject to a vesting schedule based on the payment schedule for such director fees during the period between April 1, 2020 and December 31, 2020, as provided in the Restricted Stock Unit Agreement for Non-Employee Directors under the 2020 Salary Reduction Program (the “Award Agreement”); and
WHEREAS, the Board and the Participant have agreed that (i) the Participant shall forfeit the portion of the unvested RSUs which would become vested on December 31, 2020; and (ii) the Company shall recommence payment of one hundred percent (100%) of the Participant’s director fees for the period between October 1, 2020 and December 31, 2020.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the Company and the Participant hereby agree as follows:
1. Cancellation of Restricted Stock Units.  The Participant’s right, title and interest in and to that portion of the RSUs (the “Cancelled RSUs”) scheduled to become vested on December 31, 2020 is hereby cancelled and terminated, rendered null and void, and shall have no further force and effect as of the Effective Date.  The cancellation shall be applied to that portion of the unvested RSUs which would become vested on December 31, 2020.  The Participant acknowledges and agrees that the Participant and the Participant’s estate, heirs, legatees, predecessors, successors, representatives, agents and assigns shall have no right whatsoever to receive shares of the Company’s common stock with respect to the Cancelled RSUs and further acknowledges on behalf of all such parties that the consideration provided in this Agreement shall be in full satisfaction of any and all rights the Participant may have with respect to the Cancelled RSUs.
2. Director Fee Payments.  The Participant shall be entitled to receive one hundred percent (100%) of the Participant’s director fees for the period between October 1, 2020 and December 31, 2020.

3. Acknowledgement.  The Participant hereby acknowledges that the Participant has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on the Participant’s own judgment. By executing this Agreement, the Participant expressly represents that the Participant has read this Agreement, understands its terms and has had an opportunity to seek legal counsel regarding this Agreement.
4. Representation.  The Participant hereby represents that, except as approved by the Board, (i) the Participant has ownership and good title to the Cancelled RSUs and has not transferred or attempted to transfer such Cancelled RSUs to any other party, (ii) the Participant has full power and authority to enter into and deliver this Agreement, (iii) the Participant has not assigned any rights under the Award Agreement or the Plan, and (iv) this Agreement is enforceable against the Participant in accordance with its terms.
5. Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
6. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the internal substantive laws of the State of Texas, without giving effect to the principles of conflicts of law.
7. Binding Effect. This Agreement shall be binding on and inure to the benefit of the Company and the Participant and, in the case of the Participant, shall also be binding upon the Participant’s successors and assigns and is not intended to confer upon any other Person any rights or remedies hereunder.
8. Other Agreements. This Agreement represents the final agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten agreements between the parties as to the subject matter hereof.
9. Modification.  This Agreement may be modified only by a written agreement signed by both parties.
10. Multiple Counterparts. This Agreement may be executed in two counterparts, each of which for all purposes is to be deemed an original, but all of which shall constitute, collectively, one agreement.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date written above.
TARGET HOSPITALITY CORP.

By:
Name:
Title:

PARTICIPANT

[Name]

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